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                                                               Exhibit (a)(5)(E)



                    NOTICE OF ACCRUAL OF CONTINGENT INTEREST

                                TO THE HOLDERS OF

                            CENTERPOINT ENERGY, INC.

                    2.875% CONVERTIBLE SENIOR NOTES DUE 2024

                     CUSIP NUMBERS: 15189TAK3 AND 15189TAL1*

NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of May 19, 2003 (the "Original Indenture") by and between CenterPoint Energy, Inc. (the "Company") and The Bank of New York Trust Company, National Association (successor to JPMorgan Chase Bank), as Trustee (the "Trustee"), as amended and supplemented by Supplemental Indenture No. 4 dated as of December 17, 2003 ("Supplemental Indenture No. 4") and Supplemental Indenture No. 5 dated as of December 13, 2004 ("Supplemental Indenture No. 5") (such Original Indenture, as amended and supplemented by Supplemental Indenture No. 4 and Supplemental Indenture No. 5, the "Indenture"), under which the 2.875% Convertible Senior Notes due 2024 of the Company (the "Notes") were issued, the Notes will accrue contingent interest for the six-month period beginning January 15, 2007. The amount of contingent interest payable on each $1,000 principal amount of Notes for such six-month period equals 0.25% of the average trading price per $1,000 principal amount of Notes for the five business days ending on January 11, 2007, or $3.330. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Indenture.

As previously announced, all outstanding Notes will be redeemed in full on January 22, 2007 (the "Redemption Date") at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest, including contingent interest, to the Redemption Date. The amount of interest that will be payable with respect to the Notes on the Redemption Date is $0.689 per $1,000 principal amount of the Notes, which includes $0.559 of regular interest and $0.130 of contingent interest. Unless the Company defaults in making payment of the redemption price, interest on the Notes will cease to accrue on and after the Redemption Date. The Redemption Notice required to be delivered to holders of the Notes pursuant to the provisions of the Indenture has been separately delivered to holders of the Notes and is also available at the Company's website, www.CenterPointEnergy.com.

The Notes are currently convertible and, in lieu of redemption, Notes may be converted at any time before 5:00 p.m., New York City time, on the Redemption Date. Holders that submit Notes for conversion will not receive any payment of contingent interest. Holders of Notes at 5:00 p.m., New York City time, on January 1, 2007, the regular record date for the January 15, 2007 interest payment on the Notes, will receive interest in the amount of $14.375 per $1,000 principal amount of Notes payable on January 15, 2007. Notes surrendered for conversion by holders during the period from 5:00 p.m., New York City time, on January 1, 2007 to 9:00 a.m., New York City time, on January 15, 2007 must be accompanied by a payment of $14.375 per $1,000 principal amount of Notes surrendered for conversion, which amount equals the regular interest payment that the holder is to receive on such Notes. Holders that submit Notes for conversion after 9:00 a.m., New York City time, on January 15, 2007 need not submit any interest payment in connection with the conversion.

Holders of the Notes have the option to require the Company to purchase any Notes on Monday, January 15, 2007 at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. Holders that exercise this option will not receive any payment of contingent interest. The amount of interest that will be payable with respect to the Notes on the purchase date is $14.375 per $1,000 principal amount of the Notes. To exercise this option, holders are required to take certain actions described in the Company Notice relating to this option by 12:00 Midnight, New York City time, on Friday, January 12, 2007. The Company Notice relating to this optional purchase, which was required to be delivered to holders of the Notes pursuant to the provisions of the Indenture, has been separately delivered to holders of the Notes and is also available at the Company's website, www.CenterPointEnergy.com.

THE REDEMPTION NOTICE AND THE COMPANY NOTICE PREVIOUSLY DELIVERED TO HOLDERS OF THE NOTES CONTAIN IMPORTANT INFORMATION REGARDING THE REDEMPTION AND THE OPTIONAL PURCHASE, RESPECTIVELY, INCLUDING INFORMATION REGARDING THE CONVERSION RIGHTS OF HOLDERS OF THE NOTES. HOLDERS ARE ENCOURAGED TO READ THE REDEMPTION NOTICE AND THE COMPANY NOTICE IN THEIR ENTIRETY.

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                            IMPORTANT TAX INFORMATION
                           Please read this carefully

Under United States federal income tax law a withholding of 28% from reportable payments made to certain holders of Notes may be required unless the holder furnishes a properly completed Form W-9 or otherwise establishes an exemption from backup withholding.

* These CUSIP Numbers have been assigned to this issue by the CUSIP Service Bureau and are included solely for the convenience of the holders of the Notes. Neither the Company nor the Trustee shall be responsible for the selection or use of these CUSIP Numbers, nor is any representation made as to their correctness on the Notes or as indicated in this notice.

Dated:  January 12, 2007                     THE BANK OF NEW YORK TRUST COMPANY,
                                             NATIONAL ASSOCIATION, TRUSTEE, on
                                             behalf of CenterPoint Energy, Inc.